Exhibit 10.2
The Hain Celestial Group, Inc.
Performance Share Unit Agreement
This Performance Share Unit Agreement (this “Agreement”) is dated as of [__________] (the “Grant Date”) and sets forth the terms of an award of performance share units (“Performance Share Units” or “PSUs”) by The Hain Celestial Group, Inc., a Delaware corporation (the “Company”), to [__________] (the “Participant”).
WHEREAS, the Company has adopted The Hain Celestial Group, Inc. 2022 Long Term Incentive and Stock Award Plan (the “Plan”), the provisions of which are incorporated herein by reference; and
WHEREAS, the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”) or its delegate has determined that it is in the best interests of the Company and its shareholders to grant the award of Performance Share Units provided for herein, with the award to constitute an Award of Performance Units under the Plan.
1.DEFINITIONS AND CONSTRUCTION.
1.1    Definitions. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Plan. The following terms have the following definitions:
•“Cause” shall mean the occurrence of any of the following events: (i) any material violation by the Participant of any law or regulation applicable to the Company or its Affiliates; (ii) the Participant’s commission of, plea of guilty or nolo contendere to, or indictment for, a felony or any other crime involving moral turpitude; (iii) the Participant’s commission of an act of personal dishonesty in connection with the Company or any other entity having a business relationship with the Company; (iv) any breach by the Participant of any written agreement between the Company and the Participant, or the terms of the Participant’s service as an employee of the Company, including, without limitation, the breach of any written non-competition, non-solicitation, invention assignment, confidentiality or similar written restrictive covenants; (v) the Participant’s violation of the written policies of the Company, commission of sexual harassment, or any other conduct causing the Company or any of its Subsidiaries public disgrace or disrepute or economic harm; (vi) reporting to work under the influence of alcohol or illegal drugs or the use of illegal drugs (whether or not at the workplace); or (vii) a willful failure to substantially perform the Participant’s duties and obligations to the Company and its Subsidiaries, other than failure resulting from complete or partial incapacity due to physical or mental illness or impairment; provided, that clause (vii) shall constitute “Cause” only if the Participant fails to cure such event (if curable) within ten (10) business days after receipt from the Company of written notice specifying the Participant’s actions that constitute Cause.
•“Change in Control” shall have the meaning set forth in the Plan.
•“Disability” shall mean the permanent and total disability of the Participant within the meaning of Section 22(e)(3) of the Code.
•“Good Reason” shall mean the occurrence of any of the following events, without the express written consent of the Participant: (i) a material diminution in the Participant’s duties or responsibilities, excluding for this purpose any diminution during any period of the Participant’s incapacity or Disability, so long as such diminution ceases upon the cessation of the Participant’s incapacity or Disability; or (ii) a reduction in the Participant’s annual base salary; provided, that the Participant may not terminate the Participant’s employment for Good Reason unless: (a) the Participant provides the Board with written notice of the event constituting Good Reason within thirty (30) days following the Participant’s initial knowledge of such event, which notice shall specify the facts and circumstances constituting Good Reason, (b) the Company fails to cure such event within thirty (30) days following receipt by the Board of such written notice, and (c) the Participant actually resigns for Good Reason no later than thirty (30) days following the expiration of such thirty (30) day cure period.
1.2    Construction. References herein to the Participant’s employment or employment arrangements with the Company shall be deemed to refer to employment with the Company or any of its Subsidiaries or Affiliates. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.
2.ADMINISTRATION.
In accordance with Section 3 of the Plan, all questions of interpretation concerning this Agreement shall be determined by the Compensation Committee. All determinations by the Compensation Committee made reasonably and in good faith shall be final and binding upon all persons having an interest in this Award.
3.THE AWARD.
3.1    Grant of Performance Share Units. On the Grant Date, the Participant has been granted a right, evidenced by the number of Performance Share Units set forth in Section 4, to receive Shares based on the terms and conditions set forth in this Agreement, which will be earned and vested (or not) as set forth in Section 4. Each Performance Share Unit represents a contingent right to receive one (1) Share on the Vesting Date (as defined below).
3.2    No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the PSUs or Shares issued upon settlement of the PSUs, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company or for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to the Company or for its benefit having a value not less than the par value of the Shares issued upon settlement of the PSUs.
3.3    Confidentiality, Non-Interference, and Invention Assignment Agreement. As a condition to the grant of the PSUs pursuant to this Agreement, the Participant accepts the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Annex A.
4.VESTING OF PERFORMANCE SHARE UNITS.
4.1    Performance Based Vesting. The target number of PSUs that may be earned by the Participant is [_____] PSUs (the “Target Number of PSUs”). Subject to the time-based vesting requirements set forth in Section 4.3, the number of PSUs that will be conditionally earned based on Company performance shall be based upon the Compound Annual Total Shareholder Return over the Performance Period (each as defined below), as follows:

Compound Annual Total Shareholder Return over the Performance Period	PSUs Earned Based on Company Performance (% of Target Number of PSUs)
Below 7.00%	0% of Target Number of PSUs
7.00%	50% of Target Number of PSUs
11.00%	100% of Target Number of PSUs
15.00% or Greater	200% of Target Number of PSUs
Straight-line interpolation shall apply between performance levels, rounded to the nearest whole number of PSUs using normal rounding. By way of example only, Compound Annual Total Shareholder Return of 10.00% would result in 87.50% of the Target Number of PSUs being earned, and Compound Annual Total Shareholder Return of 12.00% would result in 125.00% of the Target Number of PSUs being earned.
For the avoidance of doubt, no PSUs will be earned if the Compound Annual Total Shareholder Return over the Performance Period is below 7%, and the maximum number of PSUs that may be earned is 200% of the Target Number of PSUs.
In addition to the performance vesting requirements described in this Section 4.1, the PSUs shall be subject to the time-based vesting requirements set forth in Section 4.3 below.
4.2    Determination of Compound Annual Total Shareholder Return. “Compound Annual Total Shareholder Return” means the compound annual growth rate over the Performance Period, expressed as a percentage, from the Initial Share Price to the Ending Average Share Price, plus reinvested dividends over the Performance Period, subject to the following definitions and parameters associated with the calculation:
•“Date of Determination” means the earlier of (A) the three-year anniversary of the Grant Date; (B) the date the Participant’s employment is terminated by reason of death or Disability; or (C) the effective date of a Change in Control.
•“Ending Average Share Price” means the average of the daily closing prices per Share of the Company’s common stock, as reported on the stock exchange or market on which such stock is listed, for the 20 trading days ending on and including the applicable Date of Determination, except that in the event of a Change in Control, the Ending Average Share Price will be equal to the value of the consideration paid or exchanged for a Share pursuant to the terms of the Change in Control. For avoidance of doubt, in the event of a Change in Control, the Ending Average Share Price will not be based on the average of the daily closing prices on the 20 trading days ending on the Date of Determination as described above.
•“Initial Share Price” means the closing price per Share of the Company’s common stock, as reported on The Nasdaq Global Select Market on the Grant Date.
•“Performance Period” means the period beginning on the day following the Grant Date and ending on the Date of Determination.

Dividends that have an ex-dividend date during the Performance Period shall be included in the calculation assuming the reinvestment of such dividends as of the applicable ex-dividend date, and dividends shall include the per Share value of any cash or stock dividends, including the per Share value as determined in good faith by the Company’s Board of Directors of a dividend issued in any Company spin-off of assets or subsidiary stock.
Notwithstanding the foregoing, if the Participant’s employment is terminated by reason of death or Disability or the Participant has a Change in Control Qualifying Termination (as defined below) prior to the one-year anniversary of the Grant Date, Compound Annual Total Shareholder Return will be computed as if the Date of Determination were the one-year anniversary of the Grant Date such that the Performance Period shall be treated as one year.
The Compensation Committee shall have the right to determine the Compound Annual Total Shareholder Return in its sole discretion.
4.3    Time-Based Vesting. Any PSUs conditionally earned based on Company performance under Section 4.1 shall become vested and earned on the following vesting dates (each such date a “Vesting Date”):
(a)Continuous Employment Through the Three-Year Anniversary of the Grant Date. If the Participant remains in the continuous employment of the Company through the three-year anniversary of the Grant Date (including on or after a Change in Control), then 100% of the PSUs conditionally earned based on Company performance under Section 4.1 shall become vested and earned on the three-year anniversary of the Grant Date.
(b)Death or Disability. If, prior to the three-year anniversary of the Grant Date, the Participant’s employment with the Company is terminated by reason of death or Disability (including on or after a Change in Control), then a portion of the PSUs conditionally earned based on Company performance under Section 4.1 shall become vested and earned on the date of such death or Disability, with the number of PSUs that become vested and earned prorated based on the number of days the Participant spent on the active payroll during the Performance Period divided by the total number of days in the Performance Period assuming the Performance Period were to end on the three-year anniversary of the Grant Date.
(c)Qualifying Termination On or After Change in Control. If, prior to the three-year anniversary of the Grant Date and on or after a Change in Control, the Participant’s employment with the Company is terminated by the Company without Cause or by the Participant for Good Reason (each of which shall be a “Change in Control Qualifying Termination”), then 100% of the PSUs conditionally earned based on Company performance under Section 4.1 shall become vested and earned on the date of the Change in Control Qualifying Termination.
(d)For the avoidance of doubt, if the Participant’s employment is terminated prior to the three-year anniversary of the Grant Date for any reason other than the Participant’s death or Disability or a Change in Control Qualifying Termination, then the PSUs shall be immediately forfeited and cancelled without consideration.
5.DIVIDENDS CREDITED ON THE PERFORMANCE SHARE UNITS.
5.1    The PSUs will earn dividend equivalents in the form of additional PSUs. Specifically, as of each dividend payment date for Company common stock during the period beginning on the Grant Date and ending on the Vesting Date, the Participant’s account will be credited with additional PSUs (“Dividend Equivalent PSUs”) equal in number, at 100% of target, to the number of Shares that could be bought with the cash dividends that would be paid on the PSUs if each of the Target Number of PSUs was a Share, rounded to a whole number of Dividend Equivalent PSUs using normal rounding.
5.2    The number of Shares that could be bought with the cash dividends will be calculated based on the Fair Market Value (as defined below) of Company common stock on the applicable dividend payment date. For purposes of this Agreement, “Fair Market Value” means the average of the high and the low per Share trading prices for Company common stock as reported in The Wall Street Journal for the specific dividend payment date, or in such other source as the Company deems reliable.
5.3    Dividend Equivalent PSUs will vest at the same time and in the same manner as the PSUs with which they are associated, with the number of PSUs that may become vested and earned with respect to the Dividend Equivalent PSUs ranging from 0% to 200% of the number of Dividend Equivalent PSUs.
6.SETTLEMENT OF THE AWARD; FORFEITURE AND CLAWBACK.
6.1    Issuance of Shares. Subject to the provisions of Section 6.3 and Section 7, promptly following the Vesting Date, the Company shall issue to the Participant in settlement of the PSUs, the number of Shares equal to one (1) Share for each PSU that is vested and earned pursuant to Section 4.1 and 4.3, and all PSUs will terminate and cease to be outstanding upon such issuance of Shares. The Participant understands and agrees that the administration of the issuance of Shares may take up to 15 days following the Vesting Date.
6.2    Mechanics of Issuance of Shares. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker that administers the Company’s equity award plans any or all Shares acquired by the Participant pursuant to the settlement of the Award.
6.3    Securities Laws and Other Laws. The grant of the Award and issuance of Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law, including securities laws and regulations.
6.4    Forfeiture and Clawback. In the event the Participant breaches the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Annex A, then the Company shall have the right to (a) deem all PSUs which have not vested to be canceled and rescinded, and forfeited by the Participant, and (b) require the Participant to return to the Company any Shares issued to the Participant upon settlement of the PSUs during the two (2) years prior to such breach and pay to the Company any proceeds realized as a result of the Participant’s sale of Shares issued to the Participant upon settlement of the PSUs during the two (2) years prior to such breach, in each case within thirty (30) days following the Company’s request for such return or payment.
7.AUTOMATIC WITHHOLDING OF SHARES.
The Company shall automatically satisfy all federal, state, local and foreign tax (including any social insurance) withholding obligations of the Company (or its Affiliate or Subsidiary) that arise in connection with the vesting and settlement of PSUs on a relevant date (the “Tax Withholding Obligations”) by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award on such date a number of whole Shares having a fair market value, as determined by the Company as of such date, equal to the amount of such Tax Withholding Obligations. Notwithstanding the preceding sentence, this Section 7 shall not be construed as creating any irrevocable right for the Participant to enforce such automatic net settlement, and the Compensation Committee retains the right, and the right of the Board, to revoke such automatic net settlement at any time and without consent of the Participant until the time the applicable Tax Withholding Liabilities arise in connection with the vesting and settlement of the Award. In the event the Compensation Committee or the Board revokes the automatic net settlement in accordance with the preceding sentence, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the Tax Withholding Obligations that arise in connection with the vesting and settlement of PSUs.
8.ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.
The Compensation Committee may make adjustments in accordance with Section 4(e) of the Plan.
9.NO RIGHTS AS A SHAREHOLDER OR EMPLOYEE.
The Participant shall have no rights as a shareholder with respect to any PSUs until the date of the issuance of the Shares in settlement thereof. No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Sections 5 and 8. The Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the employment of the Company or any Subsidiary or interfere in any way with any right of such entities to terminate the Participant’s employment at any time.
10.MISCELLANEOUS PROVISIONS.
10.1    Termination or Amendment. The Board may terminate or amend the Plan or this Agreement at any time; provided, however, that no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A of the Code. No amendment or addition to this Agreement shall be effective unless in writing.
10.2    Nontransferability of the Award. Prior to the issuance of Shares on settlement of the Award, neither this Award nor any PSUs subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
10.3    Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.
10.4    Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
10.5    Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, if to the Company at 221 River Street, 12th Floor, Hoboken, New Jersey 07030, Attention: Chief Legal Officer, and if to the Participant at the home address of the Participant on file with the Company.
(a)Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s shareholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)Consent to Electronic Delivery and Execution. The Participant acknowledges that the Participant has read Section 10.5 of this Agreement and consents to the electronic delivery of the Plan documents, as described in Section 10.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery or execution of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 10.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 10.5(a). Electronic acceptance of this Agreement and any annexes shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in this Agreement and any annexes.
10.6    Integrated Agreement. This Agreement and the Plan shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Agreement shall survive any settlement of the Award and shall remain in full force and effect.
10.7    Section 409A. This Agreement and the PSUs granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4). In administering this Agreement, the Company shall interpret this Agreement in a manner consistent with such exemption. Notwithstanding the foregoing, if it is determined that the PSUs fail to satisfy the requirements of the short-term deferral rule and are otherwise deferred compensation subject to Section 409A, and if the Participant is a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of the Participant’s separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any

Shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but if and only if such delay in the issuance of the Shares is necessary to avoid the imposition of additional taxation on the Participant in respect of the Shares under Section 409A of the Code. Each installment of Shares that vests is intended to constitute a “separate payment” for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2).
10.8    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to its conflict of laws provisions. The parties agree that any action or proceeding with respect to this Agreement shall be brought exclusively in the Supreme Court of the State of New York, New York County, or in the United States District Court for the Southern District of New York, or in any other court of competent jurisdiction in and for the State of New York, New York County and the parties agree to the personal jurisdiction thereof. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in such court(s), and further irrevocably waive any claim they may now or hereafter have that any such action brought in such court(s) has been brought in an inconvenient forum. The parties agree that, if any dispute or controversy arising from or relating to this agreement is submitted for adjudication to any court, all issues of fact shall be tried without a jury.
10.9    Severability. If any term or provision of this Agreement or the application thereof to any Participant or circumstance shall to any extent be invalid or unenforceable, such provision will be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, rewritten or interpreted to be enforceable in any respect, it will not be given effect and the remainder of this Agreement, or the application of such term or provision to Participants or circumstances other than those held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.
10.10    Acceptance. By accepting this Agreement, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with this Agreement and the Plan, (b) accepts the Award subject to all of the terms and conditions of this Agreement and the Plan, (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement except as otherwise provided in this Agreement and (d) accepts the Confidentiality, Non-Interference, and Invention Assignment Agreement attached hereto as Annex A. The Participant acknowledges that there may be tax consequences upon the vesting and settlement of the PSUs or disposition of the underlying Shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

Annex A
CONFIDENTIALITY, NON-INTERFERENCE, AND
INVENTION ASSIGNMENT AGREEMENT
This CONFIDENTIALITY, NON-INTERFERENCE, AND INVENTION ASSIGNMENT AGREEMENT (this “Agreement”) is made and entered into as of [__________] by [__________] (“Employee”) for the benefit of The Hain Celestial Group, Inc., a Delaware corporation, and its subsidiaries and affiliates (collectively, the “Company”).
In consideration of Employee’s continued employment with the Company and remuneration received thereunder, and Employee’s receipt of the compensation now and hereafter paid to Employee by the Company, including Employee’s receipt of an award of Performance Share Units in accordance with the Performance Share Unit Agreement to which this Agreement is attached, the receipt and sufficiency of which are mutually acknowledged, Employee agrees as follows:
Section 1. Confidential Information.
(a)Company Information. Employee acknowledges that, during the course of Employee’s employment, Employee will have substantial access to, be provided with and inevitably will use confidential and proprietary information of the Company. In recognition of the foregoing, Employee agrees that, at all times during the Employment Period and thereafter, to hold in confidence, and not to use or to disclose to any Person without written authorization of the Company, for any reason or purpose whatsoever except as may be required in the ordinary course of performing Employee’s duties as an employee of the Company, any Confidential Information that Employee obtains or creates. Employee understands that “Confidential Information” means information in spoken, printed, electronic, or any other form or medium, that is not generally known publicly and is owned or maintained by the Company and/or has been acquired, developed, discovered or compiled by the Company at its great effort and expense, and that the Company wishes to maintain as confidential, that has value in or to the business of the Company. Employee understands that:
(i)Confidential Information includes, but is not limited to, any and all non-public information that relates to the actual or anticipated business and/or products or services, research, or development of the Company, or to the Company’s technical data, trade secrets, or know-how, including, but not limited to, business records, customer lists or compilations, terms of customer agreements, supplier or service information, pricing or cost information, marketing information, future products and strategies or plans, ideas, business opportunities, inventions, creations, enhancements, business operation information, financial information or personnel data, designs, drawings or inspections of premises, parts, equipment, or other Company property, any formula, recipe, manufacturing process, pattern, device and/or compilation of information that is used in the Company’s business and that gives the Company an advantage over its competitors, or other information regarding the Company’s products or services, markets, customers (including, but not limited to, customers of the Company on whom Employee called or with whom Employee may become acquainted during the Employment Period), software, processes, formulas, product specifications, technology, designs, drawings, engineering, hardware configuration information, marketing, finances, policies, training manuals and similar materials used by the Company in conducting its business operations, potential business combinations, and other business information disclosed by the Company either directly or indirectly, in writing, electronically or orally, and other confidential or proprietary information created, used and/or obtained by Employee in the course of Employee’s employment with the Company;

(ii)Confidential Information also includes proprietary or confidential information of any third party who may disclose such information to Company or to Employee in the course of the Company’s business subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes;
(iii)Confidential Information also includes other information of any existing or prospective customer or of any other Person that has entrusted information to the Company in confidence. Employee acknowledges that all Confidential Information is the sole and exclusive property of the Company. Employee further acknowledges that the Company’s communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property; and
(iv)notwithstanding the foregoing, Confidential Information shall not include any of the foregoing items that have become publicly and widely known through no unauthorized disclosure by Employee or others who were under confidentiality obligations as to the item or items involved.
(b)Former Employer Information. Employee represents and warrants that Employee is not a party to any non-competition agreement or other contractual limitation that would interfere with or hinder Employee’s ability to undertake the obligations and expectations of employment with the Company. Employee represents that Employee’s performance of all of the terms of this Agreement as an employee of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge, or data acquired by Employee in confidence or trust prior to the commencement of Employee’s employment with the Company, and Employee will not disclose to the Company, or induce the Company to use, any developments, or confidential information or material Employee may have obtained in connection with employment with any prior employer in violation of a confidentiality agreement, nondisclosure agreement, or similar agreement with such prior employer. If any prior employer asserts a claim that Employee’s employment with the Company violates any contractual obligations owed by Employee, or that Employee has otherwise committed a breach of any contractual or other duty to a prior employer, the Company may immediately terminate Employee’s employment. In the event of such a claim, the Company is not obligated to indemnify Employee for any damages or to provide a defense against such claims.
(c)Permitted Disclosure. This Agreement does not limit or interfere with Employee’s right, without notice to or authorization of the Company, to communicate and cooperate in good faith with any self-regulatory organization or federal, state, or local governmental agency, commission, or entity (collectively, a “Government Entity”) for the purpose of (i) reporting a possible violation of any federal, state, or local law or regulation, (ii) participating in any investigation or proceeding that may be conducted or managed by any Government Entity, including by providing documents or other information, or (iii) filing a charge or complaint with a Government Entity, provided that in each case, such communications, participation, and disclosures are consistent with applicable law. Additionally, Employee shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. If Employee files a lawsuit for retaliation by an employer for reporting a suspected violation of law, Employee may disclose the trade secret to the Employee’s attorney in such lawsuit and use the trade secret information in the court proceeding, if Employee files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order. All disclosures permitted under this Section 1(c) are hereinafter referred to as “Permitted Disclosures.” Notwithstanding the foregoing, under no circumstance will Employee be authorized to disclose any Confidential Information as to which the Company may assert protections from disclosure under the attorney-client privilege or the attorney work product doctrine, without prior written consent of Company’s General Counsel or other authorized officer designated by the Company.
Section 2. Developments.
All inventions, improvements, trade secrets, reports, manuals, computer programs, systems, educational and sales materials or other publications, and other ideas and materials developed or invented by Employee, including all tangible work product derived therefrom, during the Employment Period, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work Employee may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company. Employee hereby assigns to the Company Employee’s entire right and interest in any such Developments. Employee agrees to promptly and fully disclose to the Company all Developments. At the request of the Company, Employee will, during and after the term of this Agreement, without charge to the Company but at the expense of the Company, assist the Company in any reasonable way to vest in the Company title to all such Developments, and to obtain any related patents, trademarks, or copyrights in all countries throughout the world. Employee will execute and deliver assignments and any other documents that the Company may reasonably request in connection with such assistance.
This Section 2 does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Employee’s own time, and (1) which does not relate (a) directly to the business of the Company or (b) to the Company’s actual or demonstrably anticipated research or development, or (2) which does not result from any work performed by Employee for the Company.
Section 3. Returning Company Documents and Equipment.
At the time of the termination of Employee’s employment with the Company for any reason (or earlier if so requested), Employee will promptly deliver to the Company (and will not keep in Employee’s possession, recreate, copy, or deliver to anyone else) any and all Confidential Information and all other documents, materials, information, computer equipment, electronic equipment, mobile phones, and other property in Employee’s possession or control, created or received by Employee in connection with Employee’s employment or otherwise belonging to the Company (excluding documents related only to Employee’s compensation and employee benefits). Any property situated on the Company’s premises and owned by the Company (or any other member of the Company), including USB flash drives and other storage media, filing cabinets, and other work areas, is subject to inspection by the Company at any time with or without notice. Furthermore, at the time of termination, Employee will return all property of the Company in proper working order without any modification to device or data contained within it, and will provide all passwords or passcodes needed for the Company to access any electronic devices.
Section 4. Restrictions on Interfering.
(a)Non-Competition. During the Employment Period and the Post-Termination Restricted Period, Employee shall not, without the express written consent of the CEO of the Company, directly or indirectly, individually or on behalf of any Person, whether for compensation or otherwise, engage in any Competitive Activities in any jurisdiction in which the

Company engages in business and in relation to which Employee has had a material influence or material involvement, or obtained material Confidential Information.
(b)Non-Interference. During the Employment Period and the Post-Termination Restricted Period, Employee shall not, without the express written consent of the CEO of the Company, directly or indirectly, individually or on behalf of any Person, engage in Interfering Activities.
(c)Non-Disparagement. At all times during the Employment Period and thereafter, Employee shall not, directly or indirectly, individually or on behalf of any Person, induce or encourage others to make, publish, or communicate to any Person, any disparaging or defamatory comments regarding the Company, its businesses, its products or its services, or any of the Company’s current or former directors, officers, or employees. However, nothing in this Section 4(c) shall prevent Employee from making a Permitted Disclosure as defined in Section 1(c).
(d)Definitions. For purposes of this Agreement:
(i)“Business Relation” shall mean any current or prospective customer, vendor, supplier or other business relation of the Company, or any such relation that was a customer, vendor, supplier, or other business relation within the prior twelve (12)-month period, in each case, with whom Employee, or persons reporting to Employee, had personal contact or dealings during the Employment Period.
(ii)“Competitive Activities” shall mean any activity in which the Employee directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, representative, partner, member, director, shareholder, officer, volunteer, intern, or any other similar position in a capacity similar to the position held by Employee with the Company, on behalf of or in association with a business engaged in the same or similar business as the Company, including, without limitation, any business activity related to the research, development, production, marketing, sale, or distribution of consumer goods or products that are the same as or substantially similar to the consumer goods or products then being, or that at any time in the prior twelve (12) months were being researched, developed, produced, marketed, sold or distributed by the Company, including but not limited to organic and natural products sold through specialty and natural food distributors, supermarkets, natural foods stores, mass-market and e-commerce retailers, food service channels, and club, drug, and convenience stores (the “Business”). Notwithstanding the foregoing, Competitive Activities are limited to such segments of the Company’s Business for which Employee had responsibility or about which Employee learned Confidential Information during the last two (2) years of the Employment Period. Competitive Activities does not include purchasing or owning not in excess of three percent (3%) of the publicly traded securities of any corporation, or purchasing or owning stock, partnership interests, or other securities of any entity not in excess of three percent (3%) of any class of such securities, provided that such ownership represents a passive investment and Employee is not a controlling person of, or a member of a group that controls, such corporation.
(iii)“Employment Period” shall mean the period of Employee’s employment with the Company.
(iv)“Interfering Activities” shall mean, directly or indirectly, (A) Soliciting, encouraging, enticing, causing, or inducing, or in any manner attempting to Solicit, encourage, entice, cause, or induce, any Person employed by, or providing consulting services or independent contractor services to, the Company and with whom Employee had material contact (meaning an employee whom the Employee supervised, worked closely with, or directly reported to) within the last two (2) years of the Employment Period or about whom Employee had Confidential Information during the Employment Period to terminate such Person’s employment or services (or in the case of a consultant or independent contractor, materially reducing such services) with the Company, or to work for a third party other than the Company, without the prior written consent of the Company; (B) hiring or engaging any Person who was employed by, or providing consulting or independent contractor services to, the Company within the six (6)-month period prior to the date of such hiring or engagement, and with whom Employee had material contact (meaning an employee whom the Employee supervised, worked closely with, or directly reported to) within the last two (2) years of the Employment Period or about whom Employee had Confidential Information during the Employment Period; or (C) Soliciting, encouraging, calling upon, directing, diverting, influencing, or inducing, or in any manner attempting to Solicit, encourage, call upon, direct, divert, influence, or induce, any Business Relation to cease doing business with or reduce the amount of business conducted with the Company, or in any way interfering with the relationship between any such Business Relation and the Company, including by convincing any such Business Relation to change or alter the terms of its existing or prospective contractual terms and conditions with the Company; or (D) on behalf of or in association with any Person, accepting business from a Business Relation in competition with the Business of the Company.
(v)“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non-charitable), unincorporated organization, or other form of business entity.
(vi)“Post-Termination Restricted Period” shall mean the period commencing on the date of the termination of the Employee’s employment with the Company for any reason, and ending on the date that is one (1) year following such date of termination.
(vii)“Solicit,” Soliciting,” or “Solicitation” shall mean any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages, or requests any Person to take or refrain from taking any action.
Section 5. Reasonableness of Restrictions.
Employee acknowledges and recognizes the highly competitive nature of the Company’s business, and agrees that access to Confidential Information renders Employee special and unique within the Company’s industry, and that Employee will have the opportunity to develop substantial relationships of confidence, trust and goodwill with existing and prospective employees, customers, vendors, suppliers, and/or business partners of the Company during the course of and as a result of Employee’s employment with the Company. In light of the foregoing, Employee recognizes and acknowledges that the restrictions and limitations set forth in this Agreement are reasonable and valid in geographic and temporal scope and in all other respects and are essential to protect the value of the Business, goodwill and assets of the Company. Employee further acknowledges that the Company competes worldwide, and that Employee’s access to Confidential Information, including trade secrets, and the relationships Employee builds during Employee’s employment make it necessary for the Company to restrict Employee’s post-employment activities in any market in which the Company competes, and in which Employee’s access to Confidential Information and the relationships Employee builds during Employee’s employment could be used to the detriment of the Company. Employee further acknowledges that the restrictions and limitations set forth in this Agreement will not materially interfere with Employee’s ability to earn a living following the termination of Employee’s employment with the Company.

Section 6. Independence; Severability; Blue Pencil.
Each of the rights enumerated in this Agreement shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. If any of the provisions of this Agreement or any part of any of them is hereafter construed or adjudicated to be invalid or unenforceable in any respect, the same shall not affect the remainder of this Agreement, which shall be given full effect without regard to the invalid portions. If any of the covenants contained herein are held to be invalid or unenforceable because of the duration of such provisions or the area or scope covered thereby, the court making such determination shall have the power to modify the duration, scope, and/or area of such provision to the maximum and/or broadest duration, scope, and/or area permissible by law, and in its reduced form said provision shall then be enforceable. Such modification will apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made.
Section 7. Remedies.
Employee expressly acknowledges that any breach or threatened breach of any of the terms and/or conditions set forth in this Agreement may result in substantial, continuing, and irreparable injury to the Company, monetary relief would not compensate for such breach, and damages arising out of such a breach may be difficult to ascertain. Therefore, Employee agrees that, in addition to any other remedy that may be available to the Company, including but not limited to the remedies set forth in Section 6.4 of the Performance Share Unit Agreement, the Company has the right to seek temporary, preliminary, and/or or permanent injunctive relief, specific performance, or other equitable relief from any court of competent jurisdiction in the event of any breach or threatened breach of the terms of this Agreement, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The Company may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order, and the pursuit of one such remedy at any time will not be deemed an election of remedies or waiver of the right to pursue any other remedy. In addition, in the event of a breach by the Employee of any provision of this Agreement, the Company shall be entitled to the cessation of payment of any unpaid severance benefits and/or to seek repayment of any severance benefits paid to the Employee pursuant to any severance benefit agreement, plan, or program of the Company, as may be legally permissible. Notwithstanding any other provision to the contrary, the Post-Termination Restricted Period shall be tolled during any period of violation of any of the covenants in Section 4 of this Agreement.
Section 8. Cooperation.
Following any termination of Employee’s employment, Employee will continue to provide reasonable cooperation to the Company and its counsel in connection with any investigation, administrative proceeding, or litigation relating to any matter that occurred during the Employment Period in which Employee was involved or of which Employee has knowledge. As a condition of such cooperation, the Company shall reimburse Employee for reasonable out-of-pocket expenses incurred at the request of the Company with respect to Employee’s compliance with this Section 8. In the event Employee is subpoenaed by any person or entity (including, but not limited to, any Government Entity) to give testimony or provide documents (in a deposition, court proceeding, or otherwise), that in any way relates to Employee’s employment by the Company, Employee will give prompt notice of such subpoena to the Company and will make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting person or entity to such disclosure. Nothing in this Section 8 shall limit Employee’s right to make Permitted Disclosures as provided in Section 1(c).

Section 9. General Provisions.
(a)GOVERNING LAW; WAIVER OF JURY TRIAL. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS, AND TO APPLICABLE FEDERAL LAW. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. THE PARTIES AGREE THAT ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT SHALL BE BROUGHT EXCLUSIVELY IN THE SUPREME COURT OF THE STATE OF NEW YORK, NEW YORK COUNTY, OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, OR IN ANY OTHER COURT OF COMPETENT JURISDICTION IN AND FOR THE STATE OF NEW YORK, NEW YORK COUNTY, AND THE PARTIES AGREE TO THE PERSONAL JURISDICTION THEREOF. THE PARTIES HEREBY IRREVOCABLY WAIVE ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION IN SUCH COURT(S), AND FURTHER IRREVOCABLY WAIVE ANY CLAIM THEY MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION BROUGHT IN SUCH COURT(S) HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(b)Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and Employee relating to the subject matter herein and supersedes all prior and contemporaneous negotiations, discussions, correspondence, communications, understandings, agreements, representations, promises, and any other statements, both written and oral, between the parties relating to the subject matter of this Agreement, except for any agreement between the Company and Employee addressing the use of confidential information or competitive activities post-employment which agreements shall remain in full force and effect. The failure of either the Company or Employee, whether purposeful or otherwise, to exercise in any instance any right, power, or privilege under this Agreement or under law shall not constitute a waiver of the same or any other right, power, or privilege in any other instance.  Any waiver or modification by the Company or by Employee must be in writing and signed by either Employee, if Employee is seeking to waive any of Employee’s rights under this Agreement, or by the CEO of the Company, if the Company is seeking to waive any of its rights under this Agreement. Any subsequent change or changes in Employee’s duties, obligations, rights, or compensation will not affect the validity or scope of this Agreement.
(c)Successors and Assigns. This Agreement will be binding upon Employee’s heirs, executors, administrators, and other legal representatives and will be for the benefit of the Company, its successors, and its assigns. This Agreement may be assigned by the Company without Employee’s consent to any subsidiary or affiliate of the Company as well as to any purchaser of all or substantially all of the assets or business of the Company, whether by purchase, merger, or other similar corporate transaction. Employee’s obligations under this Agreement may not be delegated, and Employee may not assign or otherwise transfer this Agreement or any part hereof. Any purported assignment by Employee shall be null and void from the initial date of purported assignment. This Agreement is for the sole benefit of the Company and the Employee and their respective successors and permitted assigns and not for the benefit of, or enforceable by, any third party.
(d)Acknowledgment. Employee acknowledges that Employee has had adequate time to consider the terms of this Agreement, has knowingly and voluntarily entered into this Agreement and has been advised by the Company to seek the advice of independent counsel prior to reaching agreement with the Company on any of the terms of this Agreement. No rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any party by reason of that party’s role in drafting this Agreement.
(e)Survival. The provisions of this Agreement shall survive the termination of Employee’s employment with the Company and/or the assignment of this Agreement by the Company to any successor in interest or other assignee.
(f)Section Headings. Section and subsection headings are inserted for convenience only and shall not limit, expand, or alter the meaning or interpretation of this Agreement.
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